Exhibit 5.1

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
+1 612 766 7000 main
+1 612 766 1600 fax

August 28, 2026
Target Corporation
1000 Nicollet Mall
Minneapolis, MN 55403

Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Target Corporation, a Minnesota corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), registering the offer and sale of up to 15,500,000 additional shares of the Company’s common stock, par value $0.0833 per share (the “Shares”), pursuant to the Amended and Restated Target Corporation 2020 Long-Term Incentive Plan (the “Restated 2020 Plan”).
For purposes of this opinion letter, we have examined the Restated 2020 Plan, the Registration Statement, the Articles of Incorporation, as currently in effect, and the Bylaws, as currently in effect, of the Company, the resolutions of the Company’s board of directors authorizing the issuance of the Shares and such corporate and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes as we have deemed relevant and necessary in connection with the opinions hereinafter expressed.  As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.
In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.
Based on and subject to the foregoing and to the other qualifications, assumptions and limitations set forth herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares to be issued in accordance with the Restated 2020 Plan and that, when (a) the Shares have been issued and sold as contemplated in the Registration Statement and related prospectus and in accordance with the Restated 2020 Plan, and (b) the consideration for the Shares specified in the Restated 2020 Plan has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.
We are admitted to the practice of law in the State of Minnesota.
This opinion speaks only as of the date the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion thereafter. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Yours very truly,
FAEGRE DRINKER BIDDLE & REATH LLP
By:    /s/ Amy C. Seidel
Amy C. Seidel